ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of this 17 day of December, 2024 by and among THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York life insurance company (hereinafter the “Company”), on its own behalf and on behalf of the separate accounts listed on Schedule One hereto, each a segregated asset account of the Company (each referred to as an “Account”), and American Beacon Funds, a Massachusetts business trust (hereinafter the “Trust”) acting solely on behalf of each of its series listed on Schedule One hereto as such schedule maybe amended from time to time (each such series hereinafter referred to as a Fund), and American Beacon Advisors, Inc. (the “Adviser”), the Company, the Trust and the Adviser (collectively, the “Parties”).

WITNESSETH:

WHEREAS, THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”), the Trust, and the Adviser entered into an Administrative Services Agreement on March 23, 2012, as amended (the “VALIC ASA”);

WHEREAS, the Parties have entered into a participation agreement dated as of December 17, 2024 (the “Participation Agreement,” as the same may be amended from time to time);

WHEREAS, Adviser provides, among other things, investment advisory and/or administrative services to the Trust;

WHEREAS, Adviser desires the Company to provide administrative services detailed in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust, and the Adviser hereby agree as follows:

1.  The Parties hereto adopt and agree to the terms of the VALIC ASA in the form attached hereto as Appendix A (“Appendix A”), which for this purpose excludes the signature pages to such VALIC ASA, subject to the changes described below. For avoidance of doubt, this Agreement does not amend, delete or supersede the VALIC ASA or amend, delete or supersede agreement(s), if any, between the Parties with respect to other separate accounts of the Company.

2.  For purposes of this Agreement, all references to The Variable Annuity Life Insurance Company or VALIC in Appendix A are deleted and replaced with The United States Life Insurance Company in the City of New York.

3.  For purposes of this Agreement, the applicable state law in Section 15 of Appendix A under which this Agreement shall be construed shall be the laws of the State of New York instead of the laws of the State of Texas, and all references to “the laws of the State of Texas” are deleted and replaced with “the laws of the State of New York” in that section.

4.  All references to “Foreside Fund Services, LLC (the “Underwriter”)” shall be deleted and replaced with “Resolute Investment Distributors, Inc. (“Distributor”)

5.  At the time of entering into this Agreement, American International Group (“AIG”) has a controlling interest of the parent company of the Company. AIG intends to transfer a “controlling” block of outstanding voting securities of the Company’s parent company (the “Divestment”) within the meaning of Section 2(a)(4) of the Investment Company Act of 1940 (the “1940 Act”) and, as a result, the Company will no longer be a “controlled company” of AIG within the meaning of the 1940 Act (the “Change of Control”). The Trust and Adviser hereby confirm that they are on notice of the Change of Control and the Parties agree that this Agreement will stay in effect upon the Change of Control or any future changes of control that may occur as a result of the sale of a controlling block of securities to a new controlling company that occurs during the Divestment.

6.  For purposes of this Agreement, Schedules One and Two in Appendix A are deleted and replaced with the separate Schedules One and Two to this Agreement.

7.  This Agreement shall be interpreted consistent with the intent of the Parties which is to create a fully separate agreement among the Parties in respect of investment(s) by the Company, on behalf of the Accounts, in shares of Funds of the Trust.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:

Name: Barbara Rayll
Title: Vice President, Business Case
Development

AMERICAN BEACON FUNDS

By:

Name: Terri McKinney, Vice President
Title:

AMERICAN BEACON ADVISORS, INC.

By:

Name: Rebecca Harris, Sr. Vice President
Title:

Appendix A

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) made as of this (23rd of March, 2012, is by and between AMERICAN BEACON ADVISORS, INC., a Delaware corporation (“Adviser’), AMERICAN BEACON FUNDS, a Massachusetts business trust (the “Trust”) acting solely on behalf of each of its series, severally and not jointly, listed on Schedule One hereto as such schedule may be amended from time to time (each such series hereinafter referred to as the “Fund”) and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation (“VALIC”).

It is understood and agreed that (a) this document shall constitute a separate agreement between the parties and each Fund in Schedule One hereto, as if each Fund had executed a separate document naming only itself as the Fund (a “Separate Agreement’’), and (b) no Fund shall have any liability for the obligations of any other Fund.

WITNESSETH:

WHEREAS, each of the investment companies listed on Schedule One hereto (“Schedule One.” as the same may be amended from time to time), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) (such investment companies are hereinafter collectively called the “Funds,” or each a “Fund”); and

WHEREAS, each of the Funds is available as an investment vehicle for VALIC for its separate account to fund variable annuity contracts (“Contracts”) listed on Schedule Two hereto (“Schedule Two,” as the same may be amended from time to time); and

WHEREAS, VALIC has entered into a participation agreement dated as of March 23, 2012, among VALIC, the Trust, and the Adviser (the “Participation Agreement,” as the same may be amended from time to time); and

WHEREAS, Adviser provides, among other things, investment advisory and/or administrative services to the Trust; and

WHEREAS, Adviser desires VALIC to provide the administrative services specified in the attached Exhibit A (“Administrative Services”), in connection with the Contracts for the benefit of persons who maintain their ownership interests in the separate account, whose interests are included in the master account (“Master Account”) referred to in paragraph 1 of Exhibit A (“Contract Owners”), and VALIC is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

1.	VALIC agrees to perform the Administrative Services specified in Exhibit A hereto for the benefit of the Contract Owners.

2.

VALIC represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, including Section 31 of the 1940 Act, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

3.

VALIC agrees to provide copies of all the historical records relating to transactions between the Fund and Contract Owners, and all written communications and other related materials regarding the Fund(s) to or from such Contract Owners, as reasonably requested by Adviser or its representatives (which representatives, include, without limitation, its auditors, legal counselor and Foreside Fund Services, LLC (the “Underwriter”), as the case may be), to enable Adviser or its representatives to monitor and review the Administrative Services performed by VALIC, or comply with any request of the board of directors, or trustees or general partners (collectively, the “Directors”) of any Fund, or of a governmental body, self-regulatory organization or Contract Owner.

In addition, VALIC agrees that it will permit Adviser, the Fund or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.

4.

VALIC may contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of VALIC required by this Agreement, or the Participation Agreement, provided that VALIC shall be fully responsible for the acts and omissions of such other parties.

5.	VALIC hereby agrees to notify Adviser promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

6.

VALIC hereby represents and covenants’ that it does not, and will not, own or hold or control with power to vote any shares of the Fund, which are registered in the name of VALIC or the name of its nominee and which are maintained in VALIC variable annuity or variable life insurance accounts. VALIC represents further that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the“1934 Act”), and it is not required to be so registered, including as a result of entering into this Agreement and performing the Administrative Services and other obligations set forth in this Agreement.

7.

The provisions of the Agreement shall in no way limit the authority of the Adviser, Fund or Underwriter to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of such Fund and/or sale of its shares.

8.

In consideration of the performance of the Administrative Services by VALIC, beginning on the date hereof, Adviser agrees to pay VALIC a quarterly amount that is equal on an annual basis to thirty-five basis points (0.35%) of the average daily net assets of the Fund held in the Contracts. The foregoing fee will be paid by Adviser to VALIC within 30 days of the end of each calendar quarter, without demand or notice by VALIC.

Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Adviser to VALIC relate solely to the performance by VALIC of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by VALIC to VALIC policy or contract owners, or to any separate account organized by VALIC, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance contracts.

9.

VALIC shall indemnify and hold bannless the Fund, Adviser and Underwriter and each of their respective officers, trustees, Directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that anyone or more of them may incur including without limitation reasonable attorneys’ fees, expenses and costs arising out of or related to the performance or non-performance by VALIC of the Administrative Services under this Agreement.

10.

This Agreement may be terminated without penalty at any time by VALIC or by Adviser upon one hundred and eighty days (180) written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 2, 3, 9 and 11 of this Agreement, shall continue in full force and effect after termination of this Agreement.

This Agreement shall not require VALIC to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which VALIC or the Fund are subject provided that such records shall be offered to the Fund in the event VALIC decides to no longer preserve such records following such time periods.

11.

After the date of any termination of this Agreement in accordance with paragraph 10 of this Agreement, no fee will be due with respect to any amounts in the Contracts first placed in the Master Account for the benefit of Contract Owners after the date of such termination. However, notwithstanding any such termination, Adviser will remain obligated to pay VALIC the fee specified in paragraph 8 of this Agreement, with respect to the value of each Fund’s average daily net assets maintained in the Master Account with respect to the Contracts as of such date, for the shorter duration among 1) while such amounts are held in the Master Account and VALIC continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement or 2) one hundred and eighty (180) calendar days from date of termination. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

12.

VALIC understands and agrees that the obligations of Adviser under this Agreement are not binding upon the Trust or the Fund, upon any of their Board members or upon any Contract Owners of the Trust or Fund.

13.

It is understood and agreed that in performing the services under this Agreement VALIC, acting in its capacity described herein, shall at no time be acting as an agent for Adviser, Underwriter or the Fund. VALIC agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund’s then-current prospectus; in current sales literature furnished by the Fund, Adviser or Underwriter to VALIC; in the then current prospectus for a variable annuity contract or variable life insurance policy issued by VALIC or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by Adviser.

14.

This Agreement, including the provisions set forth herein in paragraph 8, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

15.	This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

16.

This Agreement, including Exhibit A, Schedule One and Schedule Two, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements with respect to such matters. In the event of a conflict between this Agreement and the Fund’s prospectus or statement of additional information, the Fund’s prospectus and statement of additional information shall control. The parties agree that Schedule One and/or Schedule Two may be replaced from time to time with a new Schedule One and/or Schedule Two to accurately reflect any changes in the Funds available as investment vehicles and/or the Contracts available, under the Participation Agreement, respectively.

SCHEDULE ONE

Investment Company Name:	Series Name:

American Beacon Funds	American Beacon Holland Large Cap Growth Fund
(Investor Class)

SCHEDULE TWO

List of Contracts

•	Portfolio Director Series
•	Equity Director Series

EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, which relates to the Fund(s) as of the date hereof, and any other Fund that may be added or deleted from time-to-time, VALIC shall perform the following Administrative Services:

1.

VALIC shall maintain the Master Account with the transfer agent of the Fund in the name of VALIC Separate Account A. Additionally, VALIC will maintain separate records for each Contract Owner, which records shall reflect shares purchased and redeemed for the benefit of the Contract Owner. Share balances held for the benefit of the Contract Owner reflect annuity unit values calculated by VALIC each weekday that the New York Stock Exchange is open for trading (“Business Day’’). VALIC’s annuity unit value calculations will factor in each Business Day’s net asset value and the effect of any reinvested dividends or capital gains.

2.

Prepare and transmit to Contract Owners periodic account statements showing the total number of annuity units held for the benefit of the Contract Owner as of the statement closing date, purchases and redemptions of Fund shares for the benefit of the Contract Owner during the period covered by the statement. Such reports shall also reflect Contract Owner unit values.

3.

Make available to Contract Owners reports and other information received by VALIC from the Fund and required to be sent to Contract Owners under the federal securities laws and, upon request of the Fund’s transfer agent, transmit to Contract Owners material Fund communications deemed by the Fund, through the Truses Board of Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial Contract Owners. Upon notification of an upcoming proxy mailing, VALIC shall provide to the Fund’s print/mail vendor a list of Contract Owner addresses as of the requested record date for inclusion in the proxy mailing. Unless otherwise provided in the plan document, Contract Owners will be responsible for voting all proxies. Non-routine materials such as prospectus supplements and proxy or information statement materials shall be printed and distributed at the expense of the Fund, the Adviser or an affiliate.

4.	Transmit to the Fund’s transfer agent purchase and redemption orders on behalf of Contract Owners.

5.

Upon request, provide to the Fund, or to the transfer agent for the Fund, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable such Fund and its Underwriter to comply with any applicable State Blue Sky requirements.

SCHEDULE ONE

Accounts

Name of Account	Date of Resolution of Company’s Board which Established the Account
USL Separate Account RS	June 14, 2024

Investment Company Names	Series Names

American Beacon Funds	American Beacon Man Large Cap Growth Fund, (Investor Class)

SCHEDULE TWO

List of Contracts

Portfolio Director Series